Exhibit 99.1

Investor Relations Contact:
Jim Pirak
(425) 256-8284
jim.pirak@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS FOURTH QUARTER AND FULL-YEAR 2013 RESULTS
AND ANNOUNCES 2014 OUTLOOK

Highlights

•
Adjusted operating income[1] of $50.0 million was up 52% from fourth quarter 2012, driven by improved earnings in Benefits and Individual Life divisions. Adjusted operating income per diluted share[1] was $0.42, up from $0.24 in fourth quarter 2012. Capital actions taken in the first half of 2013 contributed to this improvement.

•	Net income was $64.4 million, or $0.55 per diluted share, up from $31.0 million, or $0.22 per diluted share, in fourth quarter 2012.

•	Benefits loss ratio improved to 64.0% from 67.7% in fourth quarter 2012 and from 67.3% in third quarter 2013.

•	Full-year sales of deferred annuities and individual life insurance doubled the 2012 levels. Deferred annuities account values reached $13.42 billion.

BELLEVUE, Wash.—(Jan. 30, 2014)—Symetra Financial Corporation (NYSE: SYA) today reported fourth quarter 2013 adjusted operating income of $50.0 million, or $0.42 per diluted share, compared with $32.9 million, or $0.24 per diluted share, for the fourth quarter of 2012. For full-year 2013, Symetra produced adjusted operating income of $200.9 million, or $1.59 per diluted share, compared with $185.3 million, or $1.34 per diluted share, in 2012.
For the fourth quarter of 2013, net income was $64.4 million, or $0.55 per diluted share, compared with $31.0 million, or $0.22 per diluted share, in the same period a year ago. For full-year 2013, Symetra reported net income of $220.7 million, or $1.74 per diluted share, compared with $205.4 million, or $1.49 per diluted share, in 2012.

Summary Financial Results	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share data)	2013	2012	2013	2012
Net Income	$64.4	$31.0	$220.7	$205.4
Per Diluted Share of Common Stock	$0.55	$0.22	$1.74	$1.49
Adjusted Operating Income	$50.0	$32.9	$200.9	$185.3
Per Diluted Share of Common Stock	$0.42	$0.24	$1.59	$1.34
Return on Equity			6.8%	6.1%
Operating Return on Average Equity[1]			8.8%	8.5%

“We finished 2013 on a strong note. Significant improvements in Benefits and Individual Life results drove fourth quarter earnings up from the year-ago period, and operating results were also solid in the Retirement division. We are particularly pleased to report continued strength in retirement product sales and an excellent quarter for individual life sales," said Tom Marra, Symetra president and CEO.
“Looking forward, we are bullish on our prospects for 2014. In Retirement and Individual Life, we are well positioned to take advantage of the opportunities presented by an improving interest rate environment, and we expect to drive continued strong sales results as we further expand our distribution reach and penetration. In Benefits, we expect the loss ratio for the year to be near the middle of our target range of 64%-66%, which we have revised due to growth in new business lines,” Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended December 31		Twelve Months Ended December 31
(In millions)	2013	2012	2013	2012
Benefits	$19.2	$12.4	$64.2	$70.5
Deferred Annuities	27.0	29.1	107.3	102.7
Income Annuities	6.4	5.1	32.3	45.0
Individual Life	13.8	5.5	55.3	47.0
Other	(6.1)	(5.3)	(15.5)	(26.1)
Subtotal	$60.3	$46.8	$243.6	$239.1
Less: Income Taxes*	10.3	13.9	42.7	53.8
Adjusted Operating Income[1]	$50.0	$32.9	$200.9	$185.3

* Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the fourth quarter of 2013 and full-year 2013 are compared with the fourth quarter of 2012 and full-year 2012, respectively, unless otherwise noted.

Benefits

•
Pretax adjusted operating income was $19.2 million for the quarter, up from $12.4 million, driven by a more favorable loss ratio. For the full year, pretax adjusted operating income was $64.2 million, compared with $70.5 million. The earnings decline for the year was caused by a higher loss ratio and higher operating expenses associated with the expansion of Symetra’s group life and disability income insurance business.

•
Loss ratio was 64.0% in the quarter, compared with 67.7% in the previous period. This improvement was the result of lower claims severity in the medical stop-loss business and reserve strengthening in 2012 in the limited benefit medical line. For the full year, the Benefits loss ratio was 66.5%, compared with 65.1%. The higher loss ratio for the year reflected increased claims frequency in the medical stop-loss business renewed in early 2013.

•
Sales of $24.1 million for the quarter were down slightly from $25.7 million in the previous period. For the full year, sales were $130.9 million, down from $159.3 million. Symetra’s pricing discipline in a competitive market resulted in lower medical stop-loss sales compared with last year.

Deferred Annuities

•
Pretax adjusted operating income was $27.0 million for the quarter, down from $29.1 million in the previous period. For the full year, pretax adjusted operating income was $107.3 million, compared with $102.7 million in the prior year. The year-over-year changes for fourth quarter and the full year were driven by the fluctuation in prepayment-related income, increased earnings on higher fixed indexed annuity (FIA) account values, increased distribution costs from higher sales, and a lower base interest spread on traditional fixed annuities.

•
Earnings for the quarter included $1.9 million of investment prepayment-related income, net of amortization, compared with $7.1 million in the prior period. Full-year earnings included $20.0 million of investment prepayment-related income, net of amortization, compared with $11.9 million a year ago.

•
Total account values were $13.42 billion at year-end, up from $11.79 billion at the end of prior year. Strong FIA sales drove this growth, with FIA account values rising to $1.71 billion from $374.9 million a year ago.

•
Sales for the quarter were $732.9 million, up sharply from $300.8 million in the year-ago quarter. FIA sales increased to $391.3 million from $115.8 million, and sales of traditional fixed annuities increased to $328.5 million from $174.1 million. For the full year, sales totaled $2.24 billion, nearly doubling the previous year's $1.15 billion. Full-year and fourth quarter performance were driven by a more favorable interest rate environment and ongoing expansion of Symetra retirement products on bank distribution platforms.

Income Annuities

•
Pretax adjusted operating income was $6.4 million for the quarter, up from $5.1 million in the year-ago quarter, primarily due to more favorable mortality experience. For the full year, pretax adjusted operating income was $32.3 million, compared with $45.0 million. The decline for the year resulted from lower investment income and less favorable mortality experience.

•
Mortality gains were $1.5 million for the quarter, compared with mortality losses of $0.9 million in the previous period. On a full-year basis, mortality gains were $8.1 million, compared with mortality gains of $12.9 million. Mortality experience can be volatile from period to period.

•
Sales were $85.4 million for the quarter, up from $57.6 million in the prior-year quarter. Sales of single-premium immediate annuities (SPIA) rose to $85.4 million from $43.6 million due to a more favorable interest rate environment and effective sales strategies to help customers maximize retirement income. For the full year, sales were $210.5 million, down from $258.2 million, due to Symetra’s discontinuation of structured settlement sales in late 2012.

Individual Life

•
Pretax adjusted operating income was $13.8 million for the quarter, compared with $5.5 million in the year-ago period. The increase in earnings was primarily driven by lower individual claims and a higher bank-owned life insurance (BOLI) return on assets. For the full year, pretax adjusted operating income was $55.3 million, compared with $47.0 million. Lower individual claims and a favorable impact from unlocking[2] in 2013 drove the full-year improvement.

•
Sales of individual life products were $9.4 million for the quarter, up strongly from $1.3 million in the prior period. Full-year sales were $18.6 million, compared with $9.1 million. Classic Universal Life sales led the way, supported by an expanded brokerage general agency distribution network. Variable corporate-owned life insurance (COLI) deposits were $45.0 million for the full year, compared with no variable COLI deposits in the previous year.

Other

•
Pretax adjusted operating loss was $6.1 million for the quarter, compared with a loss of $5.3 million in the year-ago quarter. Lower net investment income from private equity investments was mostly offset by a reduction in operating expenses. For the full year, the Other segment had a pretax adjusted operating loss of $15.5 million, compared with a loss of $26.1 million. The improvement for the year was driven by higher net investment income and lower operating expenses. Fourth quarter and full-year results benefited from a reduction in operating expenses related to the exploration of acquisition opportunities in 2012.

Investment Portfolio

•
Net realized investment gains were $25.0 million for the quarter, compared with net losses of $3.9 million in the prior period. These results include net gains on mark-to-market equities, which were $22.7 million for the quarter, compared with net gains of $3.1 million in the year-ago period. For the full year, net realized investment gains were $35.6 million, compared with net gains of $31.1 million in the prior year. Net gains on mark-to-market equities were $66.0 million for the year, compared with net gains of $36.7 million for the previous year.

Income Taxes

•
Provision for income taxes was $18.1 million for the quarter, compared with $12.9 million in the year-ago period. For the full year, the provision for income taxes was $53.4 million, down from $64.7 million in the prior year due to a lower effective tax rate.

•
Symetra’s effective tax rate for fourth quarter was 21.9%, down from 29.4%, and the full-year effective tax rate was 19.5%, down from 24.0%. The declines for both the quarter and full year reflect increased benefits from tax credit investments.

Stockholders’ Equity

	As of
(In millions, except per share data)	December 31 2013	September 30 2013
Total Stockholders' Equity	$2,941.9	$3,012.8
Per Common Share	$24.99	$25.58
Adjusted Book Value[1]	$2,348.3	$2,293.8
Per Common Share[1]	$19.95	$19.47

•
Capital actions — There were no stock repurchases during fourth quarter 2013. For full-year 2013, Symetra repurchased a total of 7.0 million shares. As of year-end, 9.0 million shares remained available under the current repurchase authorization. Also in 2013, all 19.0 million common stock warrants were exercised in a cashless transaction.

•	Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of 2013 was estimated at 463%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.18 billion.

2014 Earnings Outlook
Symetra expects to generate adjusted operating income per diluted share of $1.65 to $1.85 in 2014. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of issuance and yields on commercial mortgage loans;

•	amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience; and

•	timing and amount of common stock buybacks.

These expectations also are subject to the risks and uncertainties identified below.

Additional Financial Information
This press release, the fourth quarter 2013 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results and Outlook on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s fourth quarter 2013 performance and outlook for 2014 with investors and analysts on Friday, Jan. 31, 2014 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4211. For international callers, dial 617-213-4864. The passcode is 91310206. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on Jan. 31, 2014 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 84452970. The replay will be available by phone until Feb. 7, 2014. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the Company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results (quarterly earnings releases and financial supplements), and under SEC filings (Forms 10-K and 10-Q).
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized investment gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposal, other-than-temporary investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to our fixed indexed annuity product.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value, divided by the sum of outstanding common shares.
Operating return on average equity is defined as adjusted operating income for the most recent four quarters, divided by average ending adjusted book value for the most recent five quarters.

Definition of Selected Financial Measures
2 The company reports selected financial measures, which are commonly used in the insurance industry. Such a measure is described here:

•
Unlocking — Each year in the third quarter, Symetra performs a comprehensive review of actuarial assumptions used for estimates of future gross profits underlying the amortization of deferred acquisition costs, deferred sales inducement assets and certain reserves related to life insurance products. Among other factors, these actuarial assumptions include future investment yields, interest spreads, mortality, expense and lapse assumptions. Changes to these actuarial expectations of future assumptions result in adjustments (“unlocking”) that increase or decrease the assets and liabilities amortized based on estimated gross profits. Symetra may have unlocking in other quarters based on information that warrants updating assumptions outside of the comprehensive review.

About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as our previously announced stock repurchase program that are intended or expected to have various impacts upon our financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions, including expectations expressed under “2014 Earnings Outlook” above, is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
the effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	the accuracy and adequacy of our recorded reserves for future policy benefits and claims;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in our industry sector;

•	retention of our key personnel;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which we do business;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon our business, but also including the effects upon our competitors and our customers;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•	the initiation of legal or regulatory investigations against Symetra and the results of any legal or regulatory proceedings;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•
the effects of redomestication of our principal insurance subsidiary, whether our redomestication applications will be approved, and whether redomestication, if approved, will convey the intended benefits; and

•
the risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2012 Annual Report on Form 10-K and 2013 Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
###

Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Revenues
Premiums	$156.8	$153.8	$627.2	$605.0
Net investment income	316.3	323.2	1,285.0	1,275.2
Policy fees, contract charges and other	45.0	47.7	191.7	189.9
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(3.8)	(6.4)	(20.8)	(37.1)
Less: portion recognized in other comprehensive income	0.9	2.6	2.5	8.1
Net impairment losses recognized in earnings	(2.9)	(3.8)	(18.3)	(29.0)
Other net realized investment gains (losses)	27.9	(0.1)	53.9	60.1
Total net realized investment gains (losses)	25.0	(3.9)	35.6	31.1
Total revenues	543.1	520.8	2,139.5	2,101.2
Benefits and expenses
Policyholder benefits and claims	109.7	118.2	462.9	439.0
Interest credited	235.7	237.6	932.0	932.8
Other underwriting and operating expenses	90.8	96.0	365.1	360.5
Interest expense	8.3	8.2	33.0	32.8
Amortization of deferred policy acquisition costs	16.1	16.9	72.4	66.0
Total benefits and expenses	460.6	476.9	1,865.4	1,831.1
Income from operations before income taxes	82.5	43.9	274.1	270.1
Provision (benefit) for income taxes
Current	15.1	3.9	61.7	15.9
Deferred	3.0	9.0	(8.3)	48.8
Total provision for income taxes	18.1	12.9	53.4	64.7
Net income	$64.4	$31.0	$220.7	$205.4
Net income per common share
Basic	$0.55	$0.22	$1.74	$1.49
Diluted	$0.55	$0.22	$1.74	$1.49
Weighted-average number of common shares outstanding
Basic	117.812	138.114	126.609	138.018
Diluted	117.815	138.122	126.614	138.024
Cash dividends declared per common share	$0.09	$0.07	$0.34	$0.28
Non-GAAP financial measures
Adjusted operating income	$50.0	$32.9	$200.9	$185.3
Reconciliation to net income:
Net income	$64.4	$31.0	$220.7	$205.4
Less: Excluded realized investment gains (losses) (net of taxes)*	14.4	(1.9)	19.8	20.1
Adjusted operating income	$50.0	$32.9	$200.9	$185.3

* Excluded realized investment gains (losses) are reported net of taxes of $7.8 and $(1.0) for the three months ended December 31, 2013 and 2012, respectively, and $10.7 and $10.9 for the twelve months ended December 31, 2013 and 2012, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	December 31 2013	December 31 2012
Assets
Total investments	$27,901.1	$27,556.4
Other assets	1,250.0	1,096.8
Separate account assets	978.4	807.7
Total assets	$30,129.5	$29,460.9
Liabilities and stockholders’ equity
Policyholder liabilities	$25,328.8	$23,735.2
Notes payable	449.5	449.4
Other liabilities	430.9	838.5
Separate account liabilities	978.4	807.7
Total liabilities	27,187.6	25,830.8
Common stock and additional paid-in capital	1,465.8	1,460.5
Treasury stock	(93.4)	—
Retained earnings	975.9	798.4
Accumulated other comprehensive income, net of taxes	593.6	1,371.2
Total stockholders' equity	2,941.9	3,630.1
Total liabilities and stockholders’ equity	$30,129.5	$29,460.9
Book value per common share*	$24.99	$26.29
Non-GAAP financial measures
Adjusted book value	$2,348.3	$2,258.9
Reconciliation to stockholders’ equity:
Total stockholders’ equity	$2,941.9	$3,630.1
Less: AOCI	593.6	1,371.2
Adjusted book value	2,348.3	2,258.9
Add: Assumed proceeds from exercise of warrants	—	218.1
Adjusted book value, as converted	$2,348.3	$2,477.0
Adjusted book value per common share, as converted**	$19.95	$17.94

* Book value per common share is calculated as stockholders’ equity divided by the sum of common shares outstanding and shares subject to warrants in the periods they were outstanding. These shares totaled 117.731 and 138.064 as of December 31, 2013 and 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock.

** Adjusted book value per common share, as converted, is calculated as adjusted book value, as converted divided by the sum of common shares outstanding and shares subject to warrants in the periods they were outstanding. These shares totaled 117.731 and 138.064 as of December 31, 2013 and 2012, respectively. The warrants were net-share settled on June 20, 2013, resulting in the issuance of 5.298 shares of common stock. As of December 31, 2013, this measure is equivalent to adjusted book value per share.